Exhibit 99.1

Ardea	John Beck
Contact:	Ardea Biosciences, Inc.
(858) 652-6523
jbeck@ardeabio.com
Ardea Biosciences Announces Positive Top-Line Results from Phase 2b
Combination Study of RDEA594 in Allopurinol-Refractory Gout Patients
Adding RDEA594 to Allopurinol Achieved Up to 89% Response Rate in Patients Who Failed to
Achieve Target Response on Allopurinol Alone
Conference Call and Webcast Scheduled for 5:00 P.M. Eastern Time Today
SAN DIEGO, January 6, 2011 — Ardea Biosciences, Inc. (Nasdaq: RDEA) today announced positive, preliminary, top-line results from its Phase 2b study of RDEA594 in combination with the current standard of care for the treatment of gout, allopurinol. Allopurinol currently accounts for greater than 90% of the unit sales of chronic gout prescription medications; however, in controlled trials, only 30-40% of gout patients respond adequately to allopurinol as defined by the achievement of a serum uric acid (sUA) level of less than 6 mg/dL, the medically recommended target. In this Phase 2b study, the primary and key secondary endpoints were achieved, with highly statistically significant reductions in sUA and up to 89% of patients taking a combination of RDEA594 600 mg and allopurinol reaching target sUA. RDEA594, Ardea’s lead product candidate for the chronic treatment of gout, is an orally administered compound that inhibits the URAT1 transporter, a biological mechanism that is complementary to the mechanism of allopurinol and that of the most recently approved oral drug for gout, febuxostat (Uloric ®).
This was a 28-day, randomized, double-blind, placebo-controlled, study conducted in 208 gout patients with elevated uric acid levels (sUA greater than or equal to 6 mg/dL) despite being on a stable dose of allopurinol. In the study, patients remained on a stable dose of allopurinol and also received once daily doses of 200 mg RDEA594, 400 mg RDEA594, 600 mg RDEA594 or placebo. For patients randomized to receive 400 mg RDEA594 and 600 mg RDEA594, the RDEA594 daily dose was escalated weekly in increments of 200 mg/day. The primary endpoint of the study was the percent reduction in sUA after 4 weeks of treatment with the combination compared to allopurinol alone. A key secondary efficacy endpoint was the proportion of patients who achieved a response, defined as a reduction of sUA below the clinically relevant target of < 6 mg/dL, after 4 weeks of combined RDEA594 and allopurinol treatment, compared to allopurinol and placebo.
Reductions in sUA and response rates increased in a dose-related manner when RDEA594 was combined with allopurinol and were highly clinically and statistically significant at all dose levels when compared to allopurinol alone. At the highest dose tested of 600 mg, there was a 30% mean reduction in sUA levels after 4 weeks, compared to a 3% mean increase on placebo (p < 0.0001). This resulted in a response rate of 79% for the 600 mg dose (p < 0.0001) using the more rigorous “intent-to-treat” (ITT) analysis, which considers all patients without efficacy results at Week 4 as non-responders, including those who discontinue for any reason. Using a “last observation carried forward” (LOCF) analysis, which was the analysis method used for the approval of Uloric®, the response rate for the 600 mg dose group was 89% (p < 0.0001).

Preliminary, Top-Line Efficacy Results of Phase 2b Combination Therapy Study of RDEA594 in
Allopurinol-Refractory Patients with Gout

Treatment Groups
	RDEA594	RDEA594	RDEA594	Placebo qd
	600mg qd +	400mg qd +	200mg qd	+
	allopurinol	allopurinol	+allopurinol	allopurinol
Response Rate	79%	74%	63%	25%
(ITT Analysis)	(n=48)	(n=42)	(n=46)	(n=72)
	p<0.0001	p<0.0001	p<0.0001
Response Rate	89%	76%	71%	29%
(LOCF Analysis)	(n=45)	(n=42)	(n=45)	(n=70)
	p<0.0001	p<0.0001	p<0.0001
Mean Change in Serum Urate at Week 4 vs. Baseline on	-30% p<0.0001	-22% p<0.0001	-16% p<0.0001	+3%
Allopurinol Alone
p-values versus allopurinol + placebo
The combination of RDEA594 and allopurinol was well tolerated in this study. The only serious adverse event in the study, a fatal myocardial infarction, occurred on allopurinol alone. No serious adverse events or deaths occurred while patients were on RDEA594. Adverse events were infrequent, not dose related and comparable between the groups receiving RDEA594 and placebo. Five patients discontinued treatment due to an adverse event; three occurred on allopurinol alone and two occurred on the combination of allopurinol and RDEA594.
Preliminary Safety Results of Phase 2b Combination Therapy Study of RDEA594 in Allopurinol-
Refractory Gout Patients
Percent of Patients with Treatment-Related Adverse Events Occurring in More Than One Patient

	Treatment Groups
				RDEA594
	RDEA594	RDEA594	RDEA594	All Doses	Pooled
	600mg qd +	400mg qd +	200mg qd +	+	Placebo +
	allopurinol	allopurinol	allopurinol	allopurinol	allopurinol
Number of patients	48	42	46	136	72
Any Adverse Event	10.4%	9.5%	2.2%	7.4%	13.9%
Diarrhea	0%	2.4%	0%	0.7%	2.8%
Dyspepsia	2.1%	0%	0%	0.7%	1.4%
Dizziness	0%	0%	2.2%	0.7%	2.8%
Lipase Increased	0%	2.4%	0%	0.7%	1.4%
Hematuria	0%	2.4%	0%	0.7%	2.8%

“The encouraging safety and efficacy results from this multi-center, randomized study of RDEA594 in combination with allopurinol provide a strong basis to advance this innovative product into Phase 3 clinical development,” commented John S. Sundy, MD, PhD, Associate Professor of Medicine and Director of the Duke Clinical Research Unit at Duke University Medical Center. “There is a major unmet medical need for a well-tolerated, orally administered urate-lowering therapy that works by a novel mechanism of action and can be given alone or in combination with other agents to the many patients who are not adequately treated with currently available products.”
“We are very pleased with these results and are looking forward to meeting with the FDA in the future to discuss our Phase 3 clinical development plans,” stated Barry D. Quart, PharmD, President and Chief Executive Officer of Ardea Biosciences. “We hope to present the full details of this study at the next appropriate scientific conference.”
Conference Call and Webcast — Thursday, January 6, 2011 at 5:00 p.m. EST
Ardea Biosciences will host a conference call and webcast on Thursday, January 6 at 5:00 p.m. Eastern Standard Time. The conference call will be hosted by Barry D. Quart, Ardea’s President and Chief Executive Officer, Steve Davis, Executive Vice President and Chief Operating Officer and Kimberly J. Manhard, Senior Vice President of Regulatory Affairs and Development Operations.
The conference call can be accessed by dialing 866-804-6920 for domestic callers and 857-350-1666 for international callers. Please provide the operator passcode 90315245 to join the conference call. The conference call will be webcast live under the investor relations section of Ardea’s website at www.ardeabio.com and will be archived there for 90 days following the call. Please connect to Ardea’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.
About Hyperuricemia and Gout
Gout is a painful, debilitating and progressive disease caused by abnormally elevated levels of uric acid in the blood stream. This leads to the deposition of painful, needle-like uric acid crystals in and around the connective tissue of the joints and in the kidneys, resulting in inflammation, the formation of disfiguring nodules, intermittent attacks of severe pain and kidney damage. In addition, evidence suggests that the chronic elevation of uric acid associated with gout, known as hyperuricemia, may also have systemic consequences, including an increased risk for kidney dysfunction and cardiovascular disease.
In 2008, approximately 8.3 million patients in the U.S., 6.4 million patients in the European Union and 2.9 million patients in Japan were diagnosed with gout. Gout is the most common form of inflammatory arthritis in men over the age of 40 and represents a significant unmet medical need with limited treatment options.

About RDEA594
Our most advanced product candidate for the treatment of hyperuricemia and gout, RDEA594, is an oral, once-daily inhibitor of URAT1, a transporter in the kidney that regulates uric acid excretion from the body. Approximately 90% of gout patients are considered to be under-excretors of uric acid, and recent studies have shown that defects in renal transporters have been genetically linked to gout. Consequently, increasing renal excretion of uric acid by moderating URAT1 transporter activity may provide the most physiologically appropriate treatment for gout. In addition, because increasing the excretion of serum uric acid is additive to the effects of drugs that decrease the production of uric acid, such as allopurinol and febuxostat, RDEA594 in combination with such drugs has the potential to treat the significant portion of the gout population that is not adequately treated with existing therapies.
RDEA594 is in Phase 2 development as a single agent and in combination with the approved xanthine oxidase inhibitor, allopurinol. Over 500 people have received RDEA594 in Phase 1 and 2 clinical trials.
About Ardea Biosciences, Inc.
Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the development of small-molecule therapeutics for the treatment of serious diseases. RDEA594, our lead product candidate for the treatment of hyperuricemia and gout, is a once-daily, oral inhibitor of the URAT1 transporter inhibitor in Phase 2 clinical development. Our next-generation URAT1 inhibitor program is currently in preclinical development. BAY 86-9766, formerly known as RDEA119, is a potent and specific inhibitor of mitogen-activated ERK kinase (MEK) for the treatment of cancer being developed under a global license agreement with Bayer HealthCare AG. BAY 86-9766 has been evaluated in advanced cancer patients with different tumor types as a single agent in a Phase 1 study and is currently being evaluated in combination with sorafenib (Nexavar®; Bayer HealthCare, Onyx Pharmaceuticals) in a Phase 1/2 study.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of RDEA594, BAY 86-9766 and our other compounds and the timing and results of our preclinical, clinical and other studies. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs, and risks related to the outcome of our business development activities. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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